Exhibit 10.5

Execution Copy

September 13, 2013

Dr. Andrew Pearlman

Moshav Shorashim

D.N. Misgav 20164

Israel

Dear Dr. Pearlman,

This letter, upon your signature and as of the date of your signature, will constitute the agreement between you and Medgenics, Inc., a Delaware corporation (“Medgenics”), and Medgenics Medical Israel Ltd., a company organized under the laws of the State of Israel (“MMI”), on each of their behalf and on behalf of their respective successors assigns, representatives, officers, agents attorneys, fiduciaries, administrators, directors, and employees (hereinafter MMI and Medgenics shall sometimes be collectively referred to as the “Company”), on the terms of your separation from employment with MMI and, more generally, engagement, with the Company and the termination of that certain Amended and Restated Personal Employment Agreement dated June 1, 2007 among you, Medgenics and MMI, as amended by First Amendment to Amended and Restated Personal Employment Agreement dated June 1, 2008 among you, Medgenics and MMI (hereinafter collectively referred to as the “Employment Agreement”). You and the Company intend that this Agreement shall be in complete settlement of all of your rights under the Employment Agreement or otherwise relating to your employment with MMI and engagement with the Company.

1.          Termination. We have mutually agreed that each of your employment with MMI, engagement with the Company and the Employment Agreement will terminate effective as of the close of business on September 13, 2013 (the “Separation Date”) and that you will continue to be paid your current monthly salary, expense reimbursements and other employee benefits provided in the Employment Agreement through the Separation Date.

2.          Resignation. You hereby agree to resign as the Chief Executive Officer and President of each of Medgenics and MMI and from all other officer, director and other positions with Medgenics, MMI and all of their respective affiliates effective as of the close of business on the Separation Date, other than the position as a director of Medgenics duly elected by the stockholders of Medgenics. You agree to execute a letter of resignation, in the form attached hereto as Exhibit A.

3.          Section 3.3 Notice and Payment. Notwithstanding Section 2 above, this letter will serve as the giving of written notice of termination pursuant to Section 3.3 of the Employment Agreement. MMI has arranged for payment to you of $102,992 (the “Notice Payment”), which you agree is payment in full of all amounts required under Section 3.3. The Notice Payment shall be paid within the frame work of your salary payments on MMI’s next regularly scheduled payday. You agree that as of the Separation Date you will no longer be required to, and shall not, perform duties on behalf of the Company, except as specifically provided herein.

4.          Stock Options. You acknowledge that Medgenics is not obligated to accelerate the vesting of any unvested stock options you may hold upon your resignation from the Company. However, on an ex-gratia basis, Medgenics will cause you to become fully vested in all unvested outstanding stock options awarded under any plan or program maintained by Medgenics effective as of the Separation Date. The Company shall cause all outstanding options which are vested as of the Separation Date to continue to be exercisable through the one-year anniversary of the Separation Date (i.e., September 13, 2014) and otherwise in accordance with the terms of the Medgenics, Inc. Stock Incentive Plan and applicable award documents.

5.          Separation Payment. Pursuant to Section 10.1 of the Employment Agreement, you are entitled to certain payments upon termination of your employment with MMI. You acknowledge that Section 10.1 does not require that MMI make such payments in a lump sun; however, in consideration of your agreements and obligations under this letter, we mutually agree that MMI will pay to you a lump sum of $465,805 (the “Separation Payment”), which is the sum of (x) $288,997, representing all amounts owing to you pursuant to Section 10.1, (y) $76,808, representing all amounts owing to you for accrued vacation days and recuperation pay pursuant to Section 9.2 and otherwise, and (z) on an ex gratia basis, $100,000 bonus in recognition of your efforts during fiscal year 2013. The Separation Payment shall be paid within the frame work of your salary payments on MMI’s next regularly scheduled payday. The final and binding calculation of the Separation Payment shall be as stated in your last pay slip. We mutually agree and acknowledge that the Separation Payment, together with the Notice Payment and MMI’s delivery of the release letters set forth in Section 6, shall constitute the full and final settlement of everything owed to you by MMI or the Company, including, without limitation, with respect to salary, bonus, overtime, severance pay, sick leave, annual leave, redemption of annual leave, travel expenses, car, phone and office allowances, recuperation pay, prior notice, payment in lieu of prior notice, commissions, incentives, bonuses, social contributions of all kinds, stocks, options (subject to Section 4 above), warrants, benefit plans or programs and every other payment or social benefit whatsoever connected to or arising out of your employment with MMI and engagement with the Company, the termination or separation process, all according to any law, agreement or otherwise (including the Employment Agreement).

6.           Delivery of Plan Release Letters. Promptly after the Separation Date and subject to applicable law, MMI will send standard letters of release to the relevant insurers releasing to you all amounts accrued in your pension arrangement (including in your severance fund) and in your Advanced Study Fund.

7.          Termination of Benefits; Director Compensation. As of the Separation Date, your continued participation in any or all compensation plans maintained by the Company will cease, except to the extent you are eligible for directors’ fees or compensation pursuant to any applicable plan in connection with your service as a Director of Medgenics. We mutually agree that you are not entitled to, and shall not receive, any equity compensation or retainer, meeting or committee fees for your service as a Director for fiscal year 2013. You will be entitled to directors’ fees or equity compensation pursuant to any applicable plan in connection with your service as a Director of Medgenics for any period after December 31, 2013.

8.          Post-Employment Restrictive Covenants. As set forth in the Employment Agreement and in consideration for the benefits provided to you by MMI pursuant to Sections 3, 4 and 5, you reconfirm your agreement to faithfully and fully honor the terms and conditions of Sections 3.4, 4, 5 and 6 of the Employment Agreement regarding the obligations of transition assistance, loyalty, confidentiality, non-competition, non-solicitation, disclosure and assignment of inventions, which shall continue as provided in the Employment Agreement, in applicable policies of Medgenics or MMI (e.g., the Code of Business Conduct and Ethics) and according to all applicable laws, notwithstanding the termination of the Employment Agreement and the termination of both your employment with MMI and your engagement with the Company. The Company agrees that you may submit a written request to the Company for a waiver of your noncompetition obligations for specific opportunities or engagements you may consider, and the Company shall reasonably consider the request in light of its then-current operations and proposed business plans, but shall be under no obligation to grant such waiver.

9.          Post-Employment Assistance. You agree to comply with your obligations to provide transition assistance pursuant to Section 3.4 of the Employment Agreement and further agree to cooperate fully with the Company in connection with any matter with which you were involved or may have knowledge or any existing or potential claim investigation, administrative proceeding, lawsuit or other legal or business matter that arose during or in connection with your employment with MMI and engagement with the Company. The Company agrees to reimburse you for any pre-approved expenses related to such cooperation.

10.         Office and Equipment. Subject to your compliance with the terms of this letter agreement, MMI agrees to reimburse you for the cost of reasonable office space at a location mutually selected by us for a period commencing the Separation Date and ending the earlier of (i) twelve (12) months after the Separation Date and (ii) your acceptance of employment with another company or other person or entity (the “Post-Separation Period”). You and MMI will promptly begin a search for such office space in an effort to relocate your office from MMI’s premises in Misgav, Israel as soon as possible. MMI agrees that you shall retain your current office furniture and shall move it to the new office space. To the extent that the computer equipment and email account are outside and not connected to or accessing the Company’s systems, then the Company shall take all reasonable steps to ensure that all email communications relating to any services you may provide to the Company following the Separation Date pursuant to Section 9 above and all non-Company related email directed to you be promptly forwarded to you. During the Post-Separation Period, MMI agrees to make available to you and/or reimburse you for your cell phone service and internet service and you may continue to use the cell phone and computer provided by MMI, all on the same basis as MMI provided such items prior to the Separation Date. Upon the expiration of the Post-Separation Period, you agree either (i) to promptly return the cell phone and computer and any Company-related equipment to MMI, or (ii) to purchase from MMI such equipment for a purchase price equal to the reasonable fair market value of such equipment at such time.

11.         Releases. You hereby confirm that, upon the receipt of the Notice Payment and the Separation Payment, neither you nor anyone on your behalf have or will have any claim or demand of any kind whatsoever against the Company, its directors, officers, managers, employees, agents, stockholders, partners, predecessors, successors, affiliates, assigns, or against anyone acting on its behalf, connected to or arising out of your employment with MMI or engagement with the Company or the termination or separation process, all according to any law, agreement or otherwise (including the Employment Agreement). This Agreement shall be deemed, a settlement and an admission of payment for the purposes of section 29 of the Israeli Severance Pay Law – 1963. To further evidence such release, we will both execute a General Release and Waiver (a “Release”) and deliver the Release following the Separation Date. This letter (including all Exhibits to this letter), and the commitments and obligations of all parties hereunder shall become final and binding upon your signature of this letter, subject only to your execution and delivery of the Release, in the form set forth at Exhibit B-1, to MMI and Medgenics on the Separation Date. At such time as you deliver the Release above, MMI and Medgenics shall execute a Release, in the form set forth at Exhibit B-2, and shall deliver such Release to you.

12.         Non-Disparagement. You agree that, on and after the date of this letter, you will not make any disparaging statement about the Company, its officers, directors, employees, agents and consultants, and the Company shall cause its executive officers and directors to not make any disparaging statement about you and your employment with MMI or your engagement with the Company; provided, however, that the provisions of this Section 12 shall not apply to testimony as a witness, any disclosure required by law to be made by you or the Company, the assertion of or defense against any claim of breach of this letter or the Releases set forth in Section 11 and shall not require either party to make false statements or disclosures. Notwithstanding the foregoing, upon a breach of this provision by either party, the non-breaching party shall thereafter be released from the constraints of this Section 12. The non-breaching party shall be entitled to seek all legal remedies available with respect to such breach and any failure to do so shall not limit or otherwise waive any rights with respect to any subsequent breach.

13.         Withholding and Required Deductions. All benefits and payments provided to you pursuant to this letter which are required to be treated as compensation shall be subject to all applicable withholding and reporting requirements. All payments and benefits referred to herein are gross amounts and MMI will deduct from such payments all taxes, social security, health insurance and all other deductions, which are mandatory under applicable law.

14.         Return of Company Property. Promptly after the Separation Date, subject to Section 10 above, you shall return to MMI all Company equipment in your possession or control, as well as all documents, information and any other Company-related material (whether electronic or otherwise) in your possession or control or prepared by you in connection with your engagement with the Company, including all copies thereof, except to the extent such materials were delivered generally to the Directors of Medgenics. Upon the Company’s request, you undertake to delete all Company-related material and information that is in your possession or control (including from your personal computer and personal email account). From and after the Separation Date, you agree to promptly forward to the Company any emails or other correspondence you receive relating to the Company’s business or operations.

15.         Acknowledgement. You agree and acknowledge and do declare that you are fully aware of your rights according to law and that this letter is signed by you of your own free will after having checked all accounts with MMI and Medgenics and after having investigated all rights against the Company. You further acknowledge that you have had the opportunity to consult with any legal counsel of your choice. The language in all parts of this letter shall be in all cases construed according to its fair meaning and not strictly for or against either you or the Company.

16.         Miscellaneous.

(a)          Binding Effect. This letter shall be binding upon each of you and the Company and upon our respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each of us and to our respective heirs, administrators, representatives, executors, successors, and assigns.

(b)          Applicable Law. This letter shall be construed in accordance with the laws of the State of Israel. If any provision of this letter should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other provision or the remainder of this letter.

(c)          Entire Agreement. This letter reflects the entire agreement between you and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof (specifically including the Employment Agreement), and may not be modified or amended except by a writing signed by you and the Company. To the extent that the terms of this letter (including Exhibits to this letter) are to be determined under, or are to be subject to, the terms or provisions of any other document, this letter (including Exhibits to this letter) shall be deemed to incorporate by reference such terms or provisions of such other documents.

(d)          Notices. Any notice pertaining to this letter shall be given in accordance with the provisions of Section 12 of the Employment Agreement.

(e)          Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party.

(f)          No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this letter are for the sole benefit of you and the Company and are not intended to confer upon any other person or entity any rights hereunder.

Reminder of page left intentionally blank.

If you are in agreement with the terms and provision of this letter, please confirm such agreement by initialing each of the first four pages of both originals of this letter and signing and dating both originals of this page where indicated, and returning one fully initialed and signed original to us.

Sincerely,

/s/ Sol J. Barer

Name: Sol J. Barer
Title: Chairman of the Board
Authorized Signatory on behalf of Medgenics, Inc. and Medgenics Medical Israel, Ltd. and for and on behalf of the Company

By signing this letter, I acknowledge and I have had the opportunity to review this letter carefully with an attorney of my choice; that I have read this letter and understand its terms; and that I voluntarily agree to all of the terms and conditions of this letter.

Dated: September 13, 2013
/s/ Dr. Andrew L. Pearlman
Dr. Andrew L. Pearlman

Exhibit A

LETTER OF RESIGNATION

September 13, 2013

Board of Directors
Medgenics, Inc.
565 California Street

San Francisco, California 94104

Board of Directors

Medgenics Medical Israel Ltd.

Misgav Business Park

Rechov Kahol 2

P.O. Box 14

Misgav 20179, Israel

Dear Sirs:

Subject to the effectiveness, terms and conditions of that certain letter agreement relating to the termination of my employment dated September 13, 2013, I hereby resign as Chief Executive Officer and President of Medgenics, Inc. (the “Company”) and each other officer, director and other position with the Company (other than my position as a director of the Company) and all of its related entities, including Medgenics Medical Israel Ltd., effective immediately.

Very truly yours,

/s/ Andrew L. Pearlman

Andrew L. Pearlman, PhD.

Resignation acknowledged and accepted:

Medgenics, Inc.		Medgenics Medical Israel Ltd.

By:	/s/ Sol J. Barer	By:	/s/ Sol J. Barer
Name:	Sol J. Barer	Name:	Sol J. Barer
Title:	Chairman of the Board	Title:	Authorized Signatory
Authorized Signatory

Exhibit B-1

GENERAL RELEASE AND WAIVER

1.          This document is attached to, is incorporated into, and forms a part of, a letter agreement dated September 13, 2013 (the “Letter Agreement”) by and between Medgenics, Inc., a Delaware corporation (“Medgenics”), and Medgenics Medical Israel Ltd., a company organized under the laws of the State of Israel (“MMI”) (hereinafter MMI and Medgenics shall sometimes be collectively referred to as the “Company”), and Andrew L. Pearlman (the “Executive”). Except for (i) a Claim based upon a breach of the Letter Agreement, (ii) a Claim which is expressly preserved by the Letter Agreement, and (iii) a Claim with respect to Executive’s standing as a stockholder of the Company, the Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath Executive’s signature on this General Release and Waiver and shall include Claims (other than those specifically excepted above) arising out of or related to the Executive’s engagement or employment with the Company or any subsidiary or affiliate or related to the Employment Agreement (as defined in the Letter Agreement) or arising under applicable law, including Claims arising under (or alleged to have arisen under) (a) any federal, state or local antidiscrimination law; (b) any federal, state or local wage and hour law; (c) any other federal, state or local law, regulation or ordinance; (d) any public policy, contract, tort, or common law; or (e) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters referred to in (a) through (d) above.

2.          For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

(a)          The term “Letter Agreement” shall include the Agreement and the Exhibits thereto.

(b)          The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c)          The term “Company Releasees” shall include the Company and its subsidiaries and affiliates and their respective officers, directors, trustees, members, employees, attorneys, agents, representatives, shareholders, partners, assigns, predecessors, successors and administrators under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(d)          The term “Executive Releasors” shall include the Executive, and his heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

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3.          The following provisions are applicable to and made a part of the Letter Agreement and this General Release and Waiver:

(a)          In exchange for this General Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policies, under contract, or under applicable law.

(b)          The Executive has consulted with an attorney of his choosing prior to executing the Letter Agreement and this General Release and Waiver.

* * * * * * *

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The Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of his rights as set forth therein.

/s/ Andrew L. Pearlman
Andrew L. Pearlman

Date:	September 13, 2013

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Exhibit B-2

GENERAL RELEASE AND WAIVER

1.          This document is attached to, is incorporated into, and forms a part of, a letter agreement dated September 13, 2013 (the “Letter Agreement”) by and between Medgenics, Inc., a Delaware corporation (“Medgenics”), and Medgenics Medical Israel Ltd., a company organized under the laws of the State of Israel (“MMI”) (hereinafter MMI and Medgenics shall sometimes be collectively referred to as the “Company”), and Andrew L. Pearlman (the “Executive”). Except for (i) a Claim based upon a breach of the Agreement or (ii) a Claim which is expressly preserved in the Agreement, the Company, on behalf of itself and the other Company Releasors, releases and forever discharges the Executive and the other Executive Releasees from any and all Claims related to the Executive’s employment with the Company or the Employment Agreement (as defined in the Letter Agreement), which the Company now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Company Releasors may have, to the extent that it is derived from a Claim which the Company may have), against the Executive Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Company’s signature on this General Release and Waiver and shall include, without limitation, Claims under any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

2.          For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

(a)          The term “Letter Agreement” shall include the Letter Agreement and the Exhibits thereto.

(b)          The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c)          The term “Executive Releasees” shall include the Executive and his heirs, executors, representatives, agents, administrators, successors, assigns, and any other person claiming through the Executive.

(d)          The term “Company Releasors” shall include Medgenics, MMI and each of their respective successors and assigns.

* * * * * * *

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The Company hereby acknowledges that it has carefully read and understands the terms of the Letter Agreement and this General Release and Waiver and each of its rights as set forth therein.

Medgenics, Inc.

By:	Sol J. Barer
Its: Chairman of the Board

Date:	September 13, 2013

Medgenics Medical Israel Ltd.

By:	Sol J. Barer
Its: Authorized Signatory

Date:	September 13, 2013

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